Exhibit 10.18


                           STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of this 1st day of October, 2004, by and between VERINEX TECHNOLOGIES, INC., a Delaware corporation ("VTI") with its principal office in Lake Forest, California, the shareholders of VTI listed in Section 3.5 of this Agreement (together, the "Sellers"), and JACK HENRY & ASSOCIATES, INC., a Delaware corporation with its principal offices in Monett, Missouri ("Purchaser").

                             Background Statement
                             --------------------
      VTI is engaged in the business of providing biometric identification software and hardware to commercial customers. The Sellers own all of the issued and outstanding shares of the capital stock of VTI. Purchaser is engaged in the business of providing software, data processing services and other related services to banks, credit unions and other financial institutions and wishes to acquire all of the issued and outstanding shares of capital stock of VTI, thereby acquiring all of the assets, customers and business of VTI.

                             Statement of Agreement
                             ----------------------
      In consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

      In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated below:

      1.1 The term "Balance Sheet" means the VTI unaudited balance sheet and accompanying statement of income attached hereto as Exhibit 1.1, which reflect the assets and liabilities of VTI as of August 31, 2004.

      1.2 The term "Contracts" means those contracts, leases, agreements, licenses and other arrangements to which VTI is a party which commit VTI to
 (a) provide software, hardware or services to its customers, or (b) for the payment of any amount in excess of $1,000 or (c) extend for a period of one year or more and that are listed in section 3.6(e) of the Disclosure Schedule.

      1.3 The term "Documentation" means those written materials owned by VTI that explain any Software or hardware or the use thereof.

      1.4 The term "Financial Statements" means the unaudited VTI balance sheet and income statement for the year ended December 31, 2003, as provided by Sellers and VTI to Purchaser, and the Balance Sheet as described in
 Section 1.1 above.

      1.5 The term "Permitted Liens" means: (a) liens for current taxes not yet due and payable, (b) liens arising in the ordinary course of business for sums not yet due and payable, but not involving any borrowed money or the deferred purchase price for property or services, and (c) liens disclosed on the Balance Sheet.

      1.6 The term "Person" means an individual, partnership, corporation, limited liability company, trust, joint venture, joint stock company, association, unincorporated organization, governmental authority or other entity.

      1.7 The term "Software" means those computer software programs listed on Exhibit 1.7 (in object code only or both source code and object code, as indicated on Exhibit 1.7) that are owned by VTI or by third parties and used, licensed or sublicensed by VTI.

      1.8 The term "Trade Secrets" means business or technical information that is not generally known to other Persons and that derives actual or potential commercial value from not being generally known or readily ascertainable to other Persons.


                                   ARTICLE II
                           SALE AND PURCHASE OF SHARES

      2.1 VTI Shares Acquired. On the terms and subject to the conditions of this Agreement, on the Closing Date the Sellers shall sell and deliver to Purchaser, and Purchaser shall purchase and accept from Sellers, all of the issued and outstanding shares of capital stock of VTI (the "Shares"), which Shares consist of 9,150 shares of Common Stock with a par value of $.001 per share.

      2.2 Consideration. In consideration of the transfer to it of the Shares, Purchaser shall pay Sellers $35,000,000.00 in the aggregate (the "Purchase Price"). The Purchase Price shall be payable to the Sellers at the Closing by wire transfer of immediately available funds in accordance with written instructions provided by Sellers.

      2.3 Closing. The closing of the sale of the Shares (the "Closing") shall take place on October 4, 2004 (the "Closing Date"), or such other date as the parties may establish by mutual agreement as the Closing Date. The parties agree that in any event, the transactions contemplated by this Agreement shall be effective on October 1, 2004 (the "Effective Date"). The Closing shall occur at the offices of Palmieri, Tyler, Wiener, Wilhelm & Waldron in Irvine, California or such other location as the parties may establish by mutual agreement. If the Closing has not occurred on or before October 15, 2004, then this Agreement may be terminated by either the Purchaser or the Seller Representative.

      2.4  Deliveries at Closing.  At the Closing:

           (a)  Sellers will deliver to Purchaser:

                (i) Stock certificates representing the Shares, duly endorsed by Sellers for transfer to the Purchaser and accompanied by irrevocable stock powers executed by Sellers in a form acceptable to Purchaser;

                (ii) An  Employment  Agreement   in  the   form  of   Exhibit
                     2.4(a)(ii) executed by Scott Almquist, William Watson and Aaron Watson;

                (iii)  A  Proprietary  Rights  and Confidentiality  Agreement
                     in the form  of Exhibit 2.4(a)(iii)  executed by   Scott
                     Almquist, William Watson and Aaron Watson;

                (iv) Resignations of each  of the directors  and officers  of
                     VTI;

                (v) A Release in the form of Exhibit 2.4(a)(v) executed on behalf of each of the Sellers, and by each of the officers and directors of VTI;

                (vi) The minute and  stock books,  corporate, accounting  and tax records and all other records, documents and files of VTI;

                (vii)  An  opinion  from  counsel  to  VTI  and  the  Sellers dated the  Closing Date,  in substantially  the form  of
                     Exhibit 2.4(a)(vii);

                (viii)   A  Bill  of  Sale  and  Assignment  of  Intellectual
                     Property Rights in substantially the form of Exhibit 2.4(a)(viii) executed on behalf of each of the Sellers, and by each of the officers and directors of VTI; and

                 (ix)  All other agreements, certificates and other documents required to be delivered by Seller on the Closing Date pursuant to this Agreement.

           (b)  Purchaser will deliver to the Sellers:

                (i) The Purchase Price, by wire transfer of immediately available funds to the account of each of Sellers in the amount as provided in Section 2.2 above;

                (ii) Employment  Agreements  between   Purchaser  and   Scott
                     Almquist, William Watson and Aaron Watson; and

                (iii)  All other agreements, certificates and other documents required to be delivered by Purchaser on the Closing Date pursuant to this Agreement.

                (iv) Subject to the representations, warranties and covenants of the Sellers in this Agreement, a Release in the form of Exhibit 2.4(b)(iv) executed by VTI in favor of each of the Sellers relating to actions prior to the Closing by the Sellers as officers, directors and shareholders of VTI.

                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF VTI AND SELLERS

      Except as set forth in the Disclosure Schedule attached hereto, VTI and each of the Sellers jointly and severally (except for those matters described in Section 10.2(b)(i) as being only several as to liability) represent and warrant to Purchaser that:

      3.1 Organization and Standing. VTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets, to carry on its business as presently conducted and to carry out the transactions contemplated by this Agreement. VTI is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary and in which the failure so to qualify would have a material adverse effect on it or its properties.

      3.2 No Subsidiaries. VTI does business only under its corporate name and has no subsidiaries.

      3.3 Authority. VTI has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of VTI. This Agreement has been duly and validly executed and delivered by an authorized officer of VTI and constitutes the legal, valid and binding obligation of VTI enforceable in accordance with its terms.

      3.4 Consents and Approvals; No Violation. There is no requirement applicable to VTI or any of the Sellers to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. Except as disclosed in Exhibit 3.4, neither the execution, delivery and performance of this Agreement by VTI or the Sellers, nor the compliance of them with the provisions hereof will: (a) conflict with any provision of the articles of incorporation or bylaws of VTI; (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any Contract; (c) result in the imposition or creation of any lien, security interest, charge or encumbrance upon any asset of VTI; (d) require any authorization, consent, approval or notice under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, contract, lease or other instrument or arrangement to which VTI or any of the Sellers is a party, except for such of the foregoing as to which requisite waivers or consents have been obtained; or (e) violate any law, statute, rule, regulation, order, writ, injunction or decree of any governmental authority.

      3.5 Capital Stock of VTI. The authorized capital stock of VTI consists of 10,000 shares of Common Stock, all with a par value of $.001 per share, of which 9,150 shares of Common Stock are issued and outstanding. The shares of Common Stock of VTI are issued to the Sellers in the following amounts:

      Name                                   No. of Shares
      ----                                   -------------
      Scott Almquist, as Trustee for
        the Almquist Family Trust                5,700

      William S. and Traci Jo Watson             1,650

      Aaron and Vanessa Watson                   1,100

      Sean and Cynthia Walwick                     700


 All of the issued and outstanding shares of capital stock of VTI are duly authorized, validly issued to the Sellers and fully paid and nonassessable and have not been issued, and are not held, in violation of any preemptive rights. Except as set forth above, there are no shares of capital stock or other equity securities of VTI outstanding, and the issued and outstanding shares as set forth above are held by the Sellers free and clear of all liens, encumbrances, claims and restrictions. There are and on the Closing Date will be no other issued or outstanding shares of capital stock of VTI, and on the Closing Date there will be no (i) outstanding, warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which VTI is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of VTI;
 (ii) agreements with respect to the voting of the shares of VTI's capital stock; or (iii) equity securities of VTI reserved for issuance for any purpose.

      3.6 VTI Assets. Except as disclosed in the Disclosure Schedule, VTI will own at Closing good and valid title to all of the following assets, rights and properties (the "VTI Assets"):

           (a) The Software and all Documentation related thereto, including any Proprietary Rights therein (as described in Section 3.11 below);

           (b) All of the customer records, customer lists, vendor lists, correspondence, product and service literature and materials, design, development and maintenance records and files, technical reports and other business documents that are presently used by VTI;

           (c) The equipment (including data processing and other computer hardware, telecommunications equipment, media and tools), machinery, furniture and furnishings listed in the Disclosure Schedule, all of which is presently used by VTI, and all of which are in reasonably good condition and repair and are adequate and sufficient in all material respects to carry on the business of VTI as presently conducted;

           (d) The accounts receivable of VTI, including, without limitation, those that are due and payable under the Contracts, of which at least 99% of the value thereof are collectable in the ordinary course of business at amounts no less than that reflected on the Balance Sheet;

           (e) Those contracts, leases, agreements, licenses and other arrangements to which VTI is a party and that are listed in section 3.6(e) of the Disclosure Schedule (the "Contracts");

           (f) Those trademarks, service marks, patents and other rights listed in section 3.6(f) of the Disclosure Schedule;

           (g)  The goodwill appurtenant to VTI's business.

 At the Closing, VTI shall own all such VTI Assets free and clear of all mortgages, liens, security interests or encumbrances of any nature whatsoever, except for Permitted Liens. VTI's Assets include all of the assets presently used by VTI in the operation of its business.

      3.7 Leases. Except as disclosed in section 3.7 of the Disclosure Schedule, VTI is not a party to or obligated with respect to any leases of real or personal property. Complete and correct copies of all leases have been delivered to Purchaser. Each such Lease is valid, subsisting and in good standing. VTI has not sent or received any notice of default thereunder and no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a material default thereunder. The leasehold interests under the Leases are subject to no lien or other encumbrance created by VTI other than Permitted Liens.

      3.8 Insurance. Section 3.8 of the Disclosure Schedule sets forth a description of all current fire, liability, extended coverage and all other insurance policies, copies of which have been delivered to the Purchaser. VTI has not received any notice of cancellation with respect to any of such insurance policies or of any unwillingness of an insurer to renew such policies based on standard premium charges.

      3.9 Bank Accounts, Signing Authority, Powers of Attorney. Except as set forth on section 3.9 of the Disclosure Schedule , VTI has no account or safe deposit box in any bank and no Person has any power, whether singly or jointly, to sign any checks on behalf of VTI, to withdraw any money or other property from any bank, brokerage or other account of VTI or to act under any power of attorney granted by VTI at any time for any purpose. Section
 3.9 of the Disclosure Schedule also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of VTI.

      3.10 Liabilities. VTI has no liabilities of any nature whatsoever which exceed $1,000 in the aggregate, whether accrued or unaccrued, known or unknown, fixed or contingent except: (a) the obligations arising under the Contracts; and (b) those liabilities listed in the Disclosure Schedule. VTI is not in default with respect to any outstanding indebtedness for borrowed money or any instrument relating thereto. Complete and correct copies of all instruments, (including all amendments, supplements, waivers and consents) relating to any indebtedness for borrowed money of VTI have been furnished to Purchaser.

      3.11 Proprietary Rights.

           (a) VTI owns or uses under valid licenses all copyrights, know-how, patents, trademarks and Trade Secrets, if any, (collectively, the "Proprietary Rights") necessary for the operation of its business as now conducted.

           (b) VTI has taken efforts that are reasonable under the circumstances to prevent the unauthorized disclosure to other Persons of such portions of VTI's Trade Secrets as would enable any such other Person to compete with VTI within the scope of its business as now conducted.

           (c) VTI does not use any trademark in connection with its business in any material way, except for those trademarks listed in section 3.11(c) of the Disclosure Schedule, and no such trademark is registered except as otherwise indicated in section 3.11(c) of the Disclosure Schedule.

           (d) Any Software used by VTI and which is material to the scope of its business is identified in section 3.11(d) of the Disclosure Schedule, and VTI either owns all such Software or is licensed to use such Software in the manner that VTI presently uses such Software in the normal course of its business. Except as set forth in section 3.11(d) of the Disclosure Schedule, VTI has no obligation to make any payments by way of royalty, fee, settlement or otherwise to any Person in connection with VTI's present use of any such Software.

           (e) No claim has been asserted against VTI within the scope of its business by any other Person: (i) that such Person has any right, title or interest in or to any of VTI's copyrights, patents or Trade Secrets, (ii) that such Person has the right to use any of VTI's trademarks, (iii) to the effect that any past, present or projected act or omission by VTI infringes any rights of such Person to any copyright, patent, Trade Secret, know-how or trademark, or (iv) that challenges VTI's right to use any of VTI's copyrights, patents, Trade Secrets, know-how or trademarks.

      3.12 Financial Statements. The Balance Sheet and Financial Statements have been prepared using the accrual method of accounting, and VTI has used the cash method of accounting to prepare and file its federal income tax returns for the taxable year ending December 31, 2003. Consistent with such accounting practices, the Balance Sheet and Financial Statements each fairly present, in all material respects, the financial condition and, where indicated, the results of operations of VTI for the periods and as of the dates thereof. The Chief Financial Officer of VTI has certified the Balance Sheet and the Financial Statements by signing and dating them.

      3.13 Absence of Changes or Events. Except as set forth in section 3.13 of the Disclosure Schedule, or as permitted or contemplated by this Agreement, since the date of the Balance Sheet, there has not been: (a) any material change in the assets, liabilities, sales, income or business of VTI or in its relationships with suppliers, customers or lessors; (b) any acquisition or disposition by VTI of any asset or property other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, either in any case or in the aggregate, which had or may have a material adverse affect upon the VTI Assets or VTI's business;
 (d) any increase in the compensation, pension or other benefits payable or to become payable by VTI to any of its officers or employees, or any bonus payments or arrangements made to or with any of them; (e) any forgiveness or cancellation of any debt or claim by VTI or any waiver of any right of material value other than compromises of accounts receivable in amounts not material and in the ordinary course of business; (f) any transaction by VTI other than in the ordinary course of business; (g) any incurrence by VTI of any material obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities that are not material and were incurred in the ordinary course of business; or (h) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of VTI Assets.

      3.14 Contracts. Each of the Contracts is a legal, valid and binding obligation of VTI and, to the knowledge of the Sellers, the other party thereto, enforceable in accordance with its terms, and no party to any Contract has given notice of the termination thereof. There are no facts or circumstances that exist and that, with the passage of time or the giving of notice or both, would constitute a breach of or an event of default under any of the Contracts.

      3.15 Litigation. There are no lawsuits, actions, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of VTI or any of the Sellers, threatened by or against VTI; nor are any of the Sellers aware of the existence of any basis for any such lawsuit, action, claim or proceeding.

      3.16 Compliance with Applicable Laws. VTI is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority, including those related to wages, hours, collective bargaining, the payment of social security taxes and applicable discrimination laws, the penalty for violation of which may have a material adverse affect upon the VTI Assets or VTI's business. VTI has not received any written communication from a governmental authority that alleges that VTI is not in compliance with any federal, state, local or foreign laws, ordinances, rules or regulations. There are no material licenses, permits or other authorizations from governmental authorities necessary for the conduct of VTI's business or the ownership or use of the VTI Assets.

      3.17 Compliance with Other Instruments. VTI has complied with, and is in compliance with, all material unwaived terms and provisions of all Contracts, agreements and indentures to which VTI is a party and has not received any notices of any defaults thereunder.

      3.18 Disclosure. No representation or warranty made by Sellers or VTI in this Agreement or in any exhibit or schedule to this Agreement or in any written statement, certificate or other document to be delivered at the Closing to the Purchaser pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to or otherwise fail to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Sellers and VTI have made available to Purchaser all documents and records concerning VTI and the Seller's ownership of the capital stock thereof, and the Sellers have no actual knowledge of any material fact relating to VTI's business which may have a material adverse effect on the same and which has not been disclosed to the Purchaser in writing; provided that the Sellers make no representations or warranties in this agreement as to the future performance of VTI, and provided further that the Sellers make no representations or warranties in this Section or elsewhere in this Agreement as to the effect of matters, facts, conditions or developments (including proposed legislation or government promulgations) applicable to or affecting the software generally or having general application to or affecting generally the local, regional or national economy or business environment.

      3.19 Employees; Labor Matters. Section 3.19 of the Disclosure Schedule lists the names of all employees of VTI and, except as otherwise noted thereon, the salary or wage rate for each such employee and a brief description of the responsibilities of each such employee. Except as otherwise disclosed in section 3.19 of the Disclosure Schedule, VTI is not a party to nor has otherwise entered into a written or other employment agreement with any such employee. VTI is not a party to any collective bargaining agreement, and has not recognized or received a demand for recognition of any collective bargaining representative with respect thereto; and during the past three years there have been no material labor strikes, disputes or work stoppages and, to the knowledge of VTI or either of the Sellers, no such actions are threatened against VTI and no basis exists therefor. There are no unfair labor practice claims or charges pending or, to the knowledge of VTI or the Sellers, threatened against VTI.

      3.20 Employee Benefit Plans;  ERISA.   Section 3.20  of the  Disclosure
 Schedule identifies each employee pension, retirement, profit sharing, bonus, incentive, deferred compensation, hospitalization, medical, dental, vacation, insurance, sick pay, disability, severance or other plan, fund, program, policy, contract or arrangement providing employee benefits maintained, promised or contributed to by VTI, whether created in writing, through an employee manual or similar document or orally (the "Plans"). VTI has no formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminate any employee of VTI. Section 3.20 of the Disclosure Schedule sets forth all liabilities, obligations and commitments of VTI, whether legally binding or not, to make any contributions to any Plan or payments to any employee or any other Person with respect to any of the plans as of the date hereof. Except as set forth in Section 3.20 of the Disclosure Schedule: (a) all such Plans that are subject to the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder ("ERISA") comply in all material respects with ERISA; (b) all contributions to or payments under such Plans that were due and payable by VTI on or before the date hereof have been made; and (c) none of the Plans subject to Title IV of ERISA has been terminated, no proceeding to terminate any of such Plans has been instituted, and there has been no complete or partial withdrawal, cessation of facility operations or occurrence of any other event that would result in the imposition of liability on VTI under Title IV of ERISA.

      3.21 Minute and Record Books. The minute book of VTI made available to the Purchaser for inspection accurately records therein all material actions taken by VTI's board of directors and shareholders. The books of account, minute books, stock record books and other records of VTI are complete and correct and have been maintained in accordance with sound business practices and applicable laws.

      3.22 Taxes.

           (a) (i) All federal and state income tax returns and all other tax returns required to be filed by VTI on or prior to the date hereof, the penalty for failure to file which may have a material adverse impact upon the VTI Assets or VTI's business, have been filed or provision has been made therefore; (ii) all federal, state and local taxes and assessments including, without limitation, estimated tax payments, excise, unemployment, social security, occupation, franchise, property, sales and use taxes, and all penalties or interest in respect thereof now or heretofore due and payable by or with respect to VTI have been paid or are properly accrued and reflected as liabilities in the Financial Statements; (iii) all federal, state and local withholdings of VTI including, without limitation, withholding taxes, social security, and any similar taxes, have been withheld and paid over as required by law; and (iv) no extension with any taxing authority concerning any tax liability of or with respect to VTI is currently outstanding.

           (b) VTI's federal income tax returns have never and are not now the subject of any audit, investigation, or other action of the Internal Revenue Service.

           (c) There are no tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any of the assets, properties or business of VTI.

           (d) There are no facts or circumstances associated with VTI and affecting the transactions contemplated by this Agreement that will cause, or with the passage of time will result in, any material adverse tax consequences to VTI.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants as follows:

      4.1 Organization and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions and perform the obligations contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by an authorized officer of Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

      4.2 Consents and Approvals; No Violation. There is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Purchaser and compliance with the provisions hereof will not (a) conflict with any provision of the certificate of incorporation or bylaws of Purchaser, (b) violate any material law, statute, ordinance, rule or regulation applicable to Purchaser or (c) result in a breach of or default under any material contract or other agreement of Purchaser, the effect of which would be to materially impair Purchaser's ability to perform its obligations under this Agreement.

      4.3 Litigation. There are no lawsuits, actions, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Purchaser, threatened by or against or affecting Purchaser, any of its properties, assets, operations or business that could reasonably be expected to materially impair Purchaser's ability to perform its obligations under this Agreement; nor, to the best of Purchaser's knowledge, does there exist any basis for any such lawsuit, action, claim or proceeding.

      4.4 Investment. The Shares acquired by the Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Purchaser will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of the Securities Act of 1933.

                                   ARTICLE V
                         COVENANTS OF SELLERS AND VTI

      5.1 Access. Subject to paragraph 1 of that certain Letter of Intent (the "LOI") dated September 1, 2004 between VTI and the Purchaser, the
 Sellers and VTI shall cause VTI from the date of this Agreement to and including the Closing Date, to give Purchaser and its representatives reasonable access during normal business hours to all of VTI's assets and properties and all of VTI's books and records, and VTI shall furnish to Purchaser all such contracts, documents and information with respect to VTI's assets, properties and business as Purchaser may from time to time reasonably request. Purchaser shall have the right to conduct such accounting, financial, and other audits, tests and analyses, at its cost, that it deems appropriate on or to any such assets, properties, books and records.

      5.2 Business. Until the Closing, the Sellers and VTI shall cause VTI to:

      (a) carry on its business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use best efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers and others having business dealings with it, and promptly inform and consult with Purchaser concerning all material operations of VTI or proposed operations which may affect the value of VTI; provided, however, VTI may make cash distributions to its shareholders prior to the Closing with the understanding of the parties that there will be sufficient cash in VTI at the Closing to satisfy outstanding checks and accrued payroll and benefits;

           (b) refrain from amending its articles of incorporation or bylaws;

           (c) maintain its assets and properties in customary repair, order and condition, reasonable wear and use excepted, and maintain insurance upon its assets, property, officers and directors and its business in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

           (d) maintain its books, accounts and records in manner consistent with VTI's prior practices;

           (e)  promptly disclose to Purchaser any information referenced  in
 Article III of this Agreement which because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date;

           (f) refrain from acquiring by merging or consolidating with, or agreeing to merge or consolidate with, or purchasing the assets of, or otherwise acquiring any business of any corporation, partnership, limited liability company, association or other business organization or division thereof;

           (g) refrain from soliciting, encouraging (including by way of furnishing information) or otherwise entertain any inquiries or proposals for (or which may reasonably be expected to lead to) the acquisition of any of the capital stock, assets (other than assets in the ordinary course) or business of VTI, whether directly, indirectly, or through any investment banker, attorney, accountant or other representative retained by the Sellers or VTI;
           (h) promptly advise Purchaser orally and confirm in writing upon learning of any change in the condition (financial or otherwise) of properties, assets, liabilities, operations, businesses or prospects of VTI;

           (i) promptly advise Purchaser orally and confirm in writing any inquiry or proposal for the acquisition of the stock, assets and properties (other than in the ordinary course of business) or businesses of VTI;

           (j) use their best efforts to cause all of the conditions to the obligations of Purchaser and the Sellers and VTI under this Agreement to be satisfied on or prior to the Closing Date.

      5.3 Cooperation. The Sellers and VTI will: (a) cooperate with Purchaser in disclosing to Purchaser at VTI's place of business, all Documentation, Software, Trade Secrets, records, other intellectual property, technical data, new product or service development and research data and other information used in the business of VTI; (b) cooperate with Purchaser in connection therewith after the Closing Date in such manner as may reasonably be required by Purchaser, including but not limited to customer introductions and customer retention efforts; and (c) not before or any time after Closing disclose the same to any other person or firm without the prior written consent of Purchaser.

      5.4 No Violation. Neither the Sellers nor VTI knowingly shall take any action that would constitute a misrepresentation or breach of any warranty contained in Article III.

      5.5 Notification. The Sellers and VTI shall use their respective best efforts to promptly notify Purchaser of any alleged misrepresentations or breaches of warranty or covenant under this Agreement by Purchaser. The Sellers and VTI shall cooperate in good faith to allow Purchaser to cure any such alleged misrepresentations or breaches; provided, that nothing in this
 Section 5.5 shall require the Sellers and/or VTI to expend any sum of money or incur any obligation to cure any misrepresentation or breach of warranty or covenant by Purchaser.

      5.6 Transfer Taxes. The Sellers shall pay when due all stock transfer or similar taxes, if any, which are required to be paid in connection with the transfer of the Shares, and the Sellers will comply with all laws imposing such taxes in respect of the Shares.

      5.7 Confidential Information. Prior to the Closing, the Sellers and VTI shall keep all information regarding Purchaser and the transactions contemplated in this Agreement (the "Purchaser Confidential Information") confidential and limit access to the Purchaser Confidential Information to the Sellers and VTI and their agents and other representatives as necessary to carry out the transactions contemplated by this Agreement. The Sellers and VTI agree that until the Closing, all Purchaser Confidential Information obtained from Purchaser or any representative thereof, shall be held in strict confidence and shall be used for the exclusive purpose of carrying out the transactions contemplated by this Agreement. In the event the transactions contemplated by this Agreement are not consummated, all Purchaser Confidential Information received by the Sellers or VTI from Purchaser and its representatives shall be promptly returned, together with any copies thereof, to Purchaser. The Sellers and VTI shall not disclose in any press release or public filing or to any third person the financial terms of the transactions contemplated by this Agreement, nor shall the Sellers or VTI, in the event the transactions contemplated by this Agreement are not consummated, use any of the Purchaser Confidential Information for any competitive purpose.

      5.8 Absence of Indebtedness. Prior to the Closing VTI shall satisfy all of its indebtedness for money borrowed (excluding trade payables and other current liabilities incurred in the ordinary course of business) so that at the Closing VTI shall not be obligated for any such indebtedness for money borrowed.

                                   ARTICLE VI
                             COVENANTS OF PURCHASER

           6.1 No Violation. Purchaser shall not knowingly take any action which would constitute a misrepresentation or breach of warranty contained in Article IV had such action been taken on or prior to the date of this Agreement.

           6.2 Notification. Following the Closing Date, Purchaser shall use its best efforts to promptly notify the Sellers and VTI of any alleged misrepresentations or breaches of warranty or covenant under this Agreement by the Sellers and VTI. Purchaser shall cooperate in good faith to allow the Sellers and VTI to cure any such alleged misrepresentations or breaches; provided, that nothing in this Section 6.2 shall require Purchaser to expend any sum of money or incur any obligation to cure any misrepresentation or breach of warranty or covenant by the Sellers and VTI.

           6.3 Confidential Information. Prior to the Closing Date, Purchaser shall keep all information regarding VTI and the transactions contemplated in this Agreement (the "VTI Confidential Information")
 confidential and limit access to the VTI Confidential Information to Purchaser's agents and other representatives as necessary to carry out the transactions contemplated by this Agreement. Purchaser agrees that until the Closing, the VTI Confidential Information obtained from VTI or the Sellers or any representative thereof, shall be held in strict confidence and shall be used for the exclusive purpose of carrying out the transactions contemplated by this Agreement. In the event the transactions contemplated by this Agreement are not consummated, all VTI Confidential Information received by Purchaser from VTI or the Sellers and their representatives shall be promptly returned, together with any copies thereof, to VTI or the Sellers. Purchaser shall not disclose in any press release or public filing or to any third person the financial terms of the transactions contemplated by this Agreement unless such disclosures are required by applicable law or the rules of the Nasdaq National Market System, in which case the Purchaser shall permit the other parties an opportunity to review and comment upon such release or announcement, nor shall Purchaser, in the event the transactions contemplated by this Agreement are not consummated, use any of the VTI Confidential Information for any competitive purpose.


                                   ARTICLE VII
                                 MUTUAL COVENANTS

      7.1 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated hereby.

      7.2 No Brokers; Expenses. The Sellers and the Purchaser will bear their respective brokers or finders fees incurred in connection with the transactions provided for in this Agreement and other expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including expenses of agents, counsel and accountants, and the Sellers and VTI will cause VTI not to incur any out-of-pocket expenses in connection with this Agreement which will be due and payable after the Effective Date.


                                   ARTICLE VIII
                              CONDITIONS PRECEDENT TO
                           SELLER'S AND VTI'S OBLIGATIONS

      All obligations of the Sellers and VTI under this Agreement are subject to the fulfillment, on or before the Closing date, of each of the following conditions:

      8.1 Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement or in any other agreement, certificate or document delivered to the Sellers and/or VTI pursuant hereto shall be true both on the Closing Date and the effective date of such Closing as if made on and as of the Closing Date and such effective date.

      8.2 Performance of Agreements. Purchaser shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it at or before the Closing Date, including, without limitation, the execution and delivery to the Sellers and VTI of each of the documents described in Section 2.4(b).

      8.3 Purchaser Authorization. Purchaser shall have delivered to the Sellers and VTI a certificate by Purchaser's corporate secretary in a form satisfactory to the Sellers and VTI to the effect that Purchaser's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by Purchaser's board of directors.


                                   ARTICLE IX
                             CONDITIONS PRECEDENT TO
                             PURCHASER'S OBLIGATIONS

      All obligations of Purchaser under this Agreement are subject to the fulfillment, on or before the Closing Date, except as otherwise provided, of each of the following conditions:

      9.1 Representations and Warranties. The representations and warranties of the Sellers and VTI contained in this Agreement (including the Exhibits hereto), or in any other agreement, certificate or document delivered to Purchaser pursuant hereto, shall be true both on the Closing Date and the effective date of such Closing as if made again on and as of the Closing Date and such effective date.

      9.2 Performance of Agreements. The Sellers and VTI shall have duly performed and complied with, or caused to be performed and complied with, all agreements and conditions required by this Agreement to be performed or complied with by the Sellers and/or VTI on or before the Closing Date, including, without limitation, the execution and delivery to Purchaser of each of the documents described in Section 2.4(a).

      9.3 Consents and Approvals. The Sellers and VTI shall have delivered to Purchaser all consents, approvals, release of preferential rights to purchase shares of VTI's stock, any required consents or approvals by third parties or governmental authorities, and all other necessary consents and waivers required to consummate the transactions contemplated by this Agreement.

      9.4  No Changes.   There  shall have  been no  material adverse  change
 since the date hereof in the financial condition, results of operations, business, prospects, assets or properties of VTI.

      9.5 Audits. Purchaser shall have completed, to its satisfaction, all legal, operational, and financial investigations, audits, due diligence, and other reviews of VTI and any and all assets and properties of VTI.

      9.6  VTI Authorization.  The  Sellers and VTI  shall have delivered  to
 Purchaser a certificate of the corporate secretary of VTI in a form satisfactory to Purchaser to the effect that the execution, delivery and performance of this Agreement by VTI and consummation of the transactions contemplated by this Agreement have been duly authorized by the board of directors of VTI.


                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

      10.1 Expenses. Whether or not the transactions contemplated hereby are consummated, the Sellers, VTI and Purchaser each will pay all costs and expenses incurred by them in connection with the negotiation, preparation and execution of this Agreement and the closing of the transactions contemplated hereby.

      10.2 Survival of Representations; Indemnification.

      (a) Survival. Other than the warranties and representations set forth in Section 3.22 hereof with respect to taxes, which shall remain in effect for the applicable statute of limitations, and the warranties and representations set forth herein in Sections 3.3, 3.5, 3.6, 3.11(a) and 4.1 pertaining to title and authority, which shall remain in effect indefinitely, all other representations, warranties, covenants and agreements made by the parties to this Agreement or pursuant hereto shall survive for a period of eighteen (18) months following the Closing Date; provided, however, all claims made by virtue of such representations, warranties and agreements shall be made under, and subject to, the limitations set forth in this Section 10.2. To preserve any claim for breach of any such representation, warranty or agreement, the party claiming a breach shall be obligated to notify the party claimed to be in breach in writing of any such breach, stating the facts regarding such breach, before termination of the survival period; otherwise such party's claim for breach shall be forever barred.

      (b)  The Sellers' Agreement to Indemnify.

      (i) Indemnification. Subject to the limitations, conditions, and provisions set forth herein, the Sellers each agree, jointly and severally, to indemnify, defend and hold harmless Purchaser from and against all out of pocket funds expended to satisfy all demands, claims, actions, losses, damages, liabilities, costs and expenses asserted against or incurred by Purchaser resulting from a breach of any covenant, agreement, representation or warranty of VTI and/or the Sellers contained in this Agreement (collectively, "Purchaser Damages"). Purchaser Damages shall be calculated after giving effect to any insurance recoveries or tax benefits to be realized by Purchaser for the transaction which gives rise to the Purchaser's claim for indemnity; provided, further, the liability of Sellers hereunder shall be several only, and not joint and several, as to any Seller with respect to whose shares of VTI stock there is claimed any lien, encumbrance, claim, restriction or lack of authority which results in the breach of a representation or warranty by the Sellers under this Agreement,

      (ii) Conditions of Indemnification. The obligations and liabilities of the Sellers under this Section 10.2(b) with respect to claims for Purchaser Damages resulting from the assertion of liability by third parties ("Purchaser Claims") shall be subject to the following terms and conditions:

                (A) Within 20 days after receiving notice thereof, Purchaser will give the Seller Representative notice of any Purchaser Claims asserted against or incurred by Purchaser. The Seller Representative may undertake the defense thereof by counsel of his own choosing.
                     Purchaser may, by counsel, participate in such proceedings, negotiations or defense at its own expense, but the Seller Representative shall retain control over such litigation. In all such cases, Purchaser will give reasonable assistance to the Seller Representative.

                (B) In the event that, within 20 days after notice of any such Purchaser Claim, the Seller Representative fails to notify Purchaser of his intention to defend, Purchaser will have the right to undertake the defense, compromise or to participate in such proceedings, negotiations or defense at any time at its own expense. Purchaser shall not settle any such Purchaser Claim without the consent of the Seller Representative, which consent shall not be unreasonably withheld.

      (c)  Purchaser's Agreement to Indemnify.

           (i) Indemnification. The Purchaser agrees to indemnify, defend and hold harmless Sellers from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses asserted against or incurred by Sellers resulting from the failure of VTI to pay any amount or perform any obligation under any of the Contracts to the extent such payment or obligation accrues after the Closing Date, and/or any of the liabilities as reflected on the Balance Sheet or resulting from a breach of any covenant, agreement, representation or warranty of Purchaser contained in this Agreement (collectively, "Sellers Damages").

           (ii) Conditions of Indemnification. The obligations and liabilities of the Purchaser under this Section 10.2(c) with respect to claims for Sellers Damages resulting from the assertion of liability by third parties ("the Sellers Claims") shall be subject to the following terms and conditions:

                (A) Within 20 days after receiving notice thereof, the Sellers will give the Purchaser notice of any the Sellers Claims asserted against or incurred by the Sellers. The Purchaser may undertake the defense
                     thereof by counsel  of its  own choosing.   The  Sellers
                     may, by counsel, participate in such proceedings, negotiations or defense at their own expense, but the Purchaser shall retain control over such litigation. In all such cases, the Sellers will give reasonable assistance to the Purchaser.

                (B) In the event that, within 20 days after notice of any such Sellers Claim, the Purchaser fails to notify the Sellers of its intention to defend, the Sellers will have the right to undertake the defense, compromise or to participate in such proceedings, negotiations or defense at any time at their own expense. The Sellers shall not settle any such Sellers Claim without the consent of the Purchaser, which consent shall not be unreasonably withheld.

      (d) Limitations. The Sellers' and the Purchaser's respective indemnification obligations under this Agreement by reason of a breach of a representation or warranty shall not apply to any Purchaser Damages or Sellers' Damages, respectively, which, in the aggregate, are less than $350,000; provided, however, that Sellers' and Purchaser's respective indemnification obligations shall apply to all Purchaser Damages or Seller Damages, respectively, including all such damages which did not meet the foregoing threshold, if and when the aggregate of all such damages exceed $350,000, and provided further that Sellers shall not be liable for any Purchaser Damages to the extent that they exceed, in the aggregate, the sum of $3,500,000. In the absence of intentional fraud, the Indemnification provisions of this
           Article X shall be the sole and exclusive remedy and procedure for the assertion by either party of any claim or cause of action arising out of or in connection with this Agreement and the transaction contemplated hereby.

      10.3 Further Assurances. From time to time after the Closing Date, without further consideration, the parties will execute and deliver, or cause to be executed and delivered, such documents to the other as the other may reasonably request.

      10.4 Amendment and  Modification.    This  Agreement  may  be  amended,
 modified or supplemented only by the written agreement of the parties with respect to any of the terms, conditions or provisions contained herein.

      10.5 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

      10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand (including overnight mail service) or by facsimile transmission or three days after deposit in the U.S. mail if mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof);

      If to the Sellers and/or VTI: Scott Almquist, Seller Representative
                                    1 Spectrum Pointe Drive, Suite 325
                                    Lake Forest, California  92630
                                    Fax:  (949) 598-8755

      If to Purchaser:              Jack Henry & Associates, Inc.
                                    663 Highway 60
                                    Monett, Missouri  65708
                                    Attention: Tony Wormington
                                    Fax: (417) 235-1765

      10.7 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and shall not confer upon any other person except the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party; provided, however, that Purchaser may assign its rights and interests hereunder to a wholly owned subsidiary of Purchaser upon the receipt of the prior written consent of the Sellers.

      10.8 Governing Law; Jurisdiction The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of Missouri. In any action or proceeding arising directly or indirectly from this Agreement, the prevailing party shall be entitled to recover its attorney's fees, in addition to other costs of suit.

      10.9 Counterparts.   This Agreement  may be  executed  in one  or  more
 counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used herein, the singular shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

      10.11 Entire Agreement. This Agreement, including the Exhibits hereto and the documents delivered pursuant to this Agreement and paragraph 1 of the LOI, embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The Exhibits hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby.

      10.12 Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, such invalidity or unenforceability will not affect the validity of the remaining provisions hereof, which shall continue in full force and effect.

      10.13 Tax Matters. The Seller Representative shall cause to be prepared at VTI's expense all income tax returns of VTI for all taxable periods of VTI ending on or prior to the Closing Date on a basis consistent with the returns filed for the year ended December 31, 2003 and the transactions contemplated by this Agreement, and the Purchaser shall cause VTI to execute, verify and timely and duly file such tax returns in the form so prepared. The Purchaser and the Seller Representative shall cooperate with each other in the conduct of any audit or other proceedings involving liability for taxes of VTI for periods beginning before the Closing Date and each may participate at its own expense, provided that the Seller Representative shall have the right to control the conduct of any such audit or proceeding for which the Seller Representative agrees that any resulting tax is covered by the indemnity provisions of this Agreement. After the Closing Date, the Purchaser, VTI and the Seller shall make available to the other, as reasonably requested, all information, records or documents (to the extent in their possession or control in the case of the Sellers) relating to tax liabilities or potential tax liabilities of VTI and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations, including extensions thereof, or such other period as required by law. Any indemnification payments made to the Seller or VTI or the Purchaser pursuant to this Article X shall constitute an adjustment of the Purchase Price for tax purposes and shall be treated as such by the Purchaser, VTI and the Sellers on their tax returns to the extent permitted by law.

      10.14     Appointment of Seller Representative.

      (a) Powers of Attorney. Each Seller irrevocably constitutes and appoints Scott Almquist (the "Seller Representative") as such Seller's true and lawful agent, proxy and attorney-in-fact and agent and authorizes the Representative acting for such Seller and in such Seller's name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the below described transactions contemplated by this Agreement, as fully to all intents and purposes as such Person might or could do in person, including, without limitation:

           (i)  Determine   the   presence   (or  absence)   of   claims  for
                indemnification against the Purchaser pursuant to Section 10.2(c) above;

           (ii) Deliver all notices required to be delivered by such Seller under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under
                Section 10.2 above;

           (iii) Receive all notices required to be delivered to such Seller under this Agreement, including, without limitation, any notice of a claim for which indemnification is sought under Section 10.2 above;

           (iv) Take any and all action on behalf of such Seller from time to time as the Representative may deem necessary or desirable to defend, pursue, resolve, and/or settle claims under this Agreement, including, without limitation, indemnification under Section 10.2 above and the determination of amounts under Section 2.2 above;

           (v) Take the actions contemplated to be taken by the Seller Representative pursuant to Section 10.13 above;

           (vi) Exercise the right  to terminate this  Agreement pursuant  to
                Section 2.3 of this Agreement or otherwise; and

           (vii) Enter into post-closing amendments to this Agreement.

      (b) Replacement of the Seller Representative. Upon the death, disability, or incapacity of the initial Seller Representative appointed pursuant to Section 10.14 (a) above, each Seller acknowledges and agrees that such Representative's executor, guardian, or legal representative, as the case may be, shall (in consultation with Sellers) appoint a replacement reasonably believed by such person as capable of carrying out the duties and performing the obligations of the Seller Representative hereunder within thirty (30) days. In the event that the Seller Representative resigns for any reason, the Representative shall (in consultation with Sellers) select another representative to fill such vacancy. Any substituted representative shall be deemed the Seller Representative for all purposes of this Agreement and the other Transaction Documents.

      (c) Actions of the Representative. Each Seller agrees that Purchaser shall be entitled to rely on any of the above described actions taken by the Seller Representative, on behalf of Sellers, pursuant to Section 10.14(a) above (each, an "Authorized Action"), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Sellers jointly and severally agree to pay, and to indemnify and hold harmless the Purchaser from and against any losses which they may suffer, sustain, or become subject to, as the result of any claim by any Person that an Authorized Action is not binding on, or enforceable against Sellers.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                               VTI
                               ---
                               VERINEX TECHNOLOGIES, INC.



                               By:
                                   ---------------------------------------
                                   Scott Almquist, President


                               SELLERS
                               -------
                               ALMQUIST FAMILY TRUST


                               By:
                                   ---------------------------------------
                                   Scott Almquist, Trustee


                                   ---------------------------------------
                                   William S. Watson


                                   ---------------------------------------
                                   Traci Jo Watson


                                   ---------------------------------------
                                   Aaron Watson


                                   ---------------------------------------
                                   Vanessa Watson


                                   ---------------------------------------
                                   Sean Walwick


                                   ---------------------------------------
                                   Cynthia Walwick


                               PURCHASER
                               ---------
                               JACK HENRY & ASSOCIATES, INC.



                               By:
                                   ---------------------------------------
                                   John F. Prim, Chief Executive Officer